SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): April 2, 1998 (January 20, 1998)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that on March it had signed a new franchise agreement with Sharfe, L.L.C. to build a Hudson's Grill in Marquette, Michigan, and has already received a franchise fee from Sharfe. Sharfe's principals are Frank Stabile and Jim Stabile. Frank Stabile operates a construction company and is a franchisee of two hotel chains. Jim Stabile is Frank Stabile's nephew and has experience in business and foodservice. Sharfe plans to build a freestanding Hudson's Grill restaurant.

On March 17, 1998, the Company's directors met and decided to hold the Company's annual meeting on May 22, 1998, and to set April 17, 1998, as the record date to determine the shareholders entitled to vote shares. The directors also decided to ask for a shareholder vote to ratify the transfer of assets to Hudson's Grill International, Inc.; to recommend a vote to register the shares of Hudson's Grill International; and then to distribute the shares to the shareholders of the Company. At the present time, the Company's current directors have agreed to run again for another term.

On January 20, 1998, the Company formed a subsidiary, Hudson's Grill of Denton/Trinity, Inc., to operate the Carrollton, Texas, Hudson's Grill on a month to month basis. Alternate Technologies International, Inc., and the landlord of the premises repossessed the equipment and the premises and agreed with the Company to allow the Company's subsidiary to operate the Carrollton location. The former operator had also been in arrears to the Company.

The Company also announced that construction on its Richardson, Texas, Hudson's Grill, which had been delayed because of rain and because of the landlord's inability to obtain approval to move a fire hydrant needed to begin framing of the restaurant, had now begun. The restaurant is currently scheduled to open in the Summer. Hudson's Grill of Whittier, Inc., a subsidiary that operated the Westlake, California, Hudson's Grill, shut down operations at the Westlake location and turned the premises and furniture, non-proprietary fixtures and equipment over to the landlord on March 9, 1998. Also, the Guatemala City, Guatemala, Hudson's Grill was closed in February 1998 by the local franchisee because of insufficient sales.


    Item 7.  Exhibits.

         1. Press Release dated April 2, 1998, regarding the agreement with Sharfe, L.L.C., for a new franchise in Marquette, Michigan, and regarding the directors actions and status of certain franchises.

    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: April 2, 1998

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\980402.O01

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